EXHIBIT 10.24

Compensatory Arrangements with Non-Employee Directors

Each non-employee director of PLC Systems Inc. (the “Company”) other than the Chairman of the Board receives $12,000 per year and the Chairman of the Board receives $24,000 per year, paid in quarterly installments. In addition, non-employee directors other than the Chairman of the Board who serve as chairman of a committee, or who serve on more than one committee, receive an additional $500 per quarter. The Company reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees of the Board of Directors.

The Company grants stock options to its non-employee directors. Generally, new non-employee directors receive an initial grant of an option to purchase 30,000 shares of the Company’s common stock that vests in installments over three years. Once the initial grant has fully vested, non-employee directors other than the Chairman of the Board receive an annual grant of an option to purchase 15,000 shares of the Company’s common stock that vests in four equal quarterly installments. The Chairman of the Board receives an annual grant of an option to purchase 30,000 shares of the Company’s common stock that vests in four equal quarterly installments. All such options have an exercise price equal to the fair market value of the common stock on the date of grant. The grants of options to non-employee directors discussed above do not apply to Donald E. Bobo, Jr. because he is a director as a result of the Company’s transaction with Edwards Lifesciences LLC.